For immediate release
August 30, 2016

Ocean Thermal Energy Corporation Reports Announcement by Bahamian Government of the Remobilization, Completion, and Opening of the Baha Mar Beach Resort

Lancaster, PA, August 30, 2016 – Ocean Thermal Energy Corporation (“OTE”), a developer of ocean thermal energy conversion (OTEC), seawater air conditioning (SWAC), and desalinated water systems worldwide, reported today that the government of The Bahamas announced on August 22, 2016, that an agreement had been signed with the Export-import (EXIM) Bank of China under which the Baha Mar resort will be completed.

In a live nationwide address, the Prime Minister said that Baha Mar construction was to resume in September. He also stated that the China EXIM Bank had agreed to fund the costs of finishing the project and that the project’s general contractor, China Construction America (CCA) Bahamas, has been contracted to complete the work. The project has been stalled since mid-2015, when the project developer sought bankruptcy protection.

When the project stalled, OTE was completing the installation of the seawater feedstock pipeline from the plant site, under a golf course, to the water’s edge. OTE suspended construction in mid-2015. Through December 31, 2015, OTE had incurred expenses of $6.9 million associated with this project. As the project resumes, OTE will pursue reactivating its 20-year energy services agreement, revising its turn-key construction agreement, and hopefully moving forward with the estimated $147 million project financing it will need to construct its SWAC component of the project. OTE is now reaching out to authorities of the Bahamian government, the China EXIM Bank, and CCA in order to coordinate reactivation of OTE’s SWAC part of the project.

“This is an extraordinary development for OTE,” said Jeremy Feakins, OTE CEO. “The suspension of the Baha Mar project in mid-2015 was very disruptive to OTE, requiring us to concentrate on other projects that we had deferred because of our Baha Mar commitments. This led to our shift to the U.S. Virgin Islands, where we were cleared last month to enter into direct Power Purchase Agreement negotiations with the U.S. Virgin Islands Water and Power Authority to build an OTEC plant on the island of St. Croix.”

The Baha Mar project, now an estimated 95% complete, features a Las Vegas-style casino and a 2,000-room hotel with related amenities. Baha Mar would be OTE’s first operating SWAC plant.

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800 South Queen Street | Lancaster, Pennsylvania | 17603-5818 | United States of America
Phone: +1 717 299 1344 | Fax: +1 717 299 1336
Offices also in: Virginia | The Bahamas | Cayman Islands |Hawaii | US Virgin Islands
info@OTEcorporation.com | www.OTEcorporation.com

About Ocean Thermal Energy Corporation

OTE is a Lancaster, Pennsylvania-based company with plans and projects for deep-water hydrothermal clean-energy systems, which include producing fossil-fuel free electricity through ocean thermal energy conversion (OTEC) and environmentally friendly seawater air conditioning (SWAC). An important part of the technology is the production of large amounts of water for drinking, aquaculture, and agriculture.

OTE’s technology is best suited to tropical and subtropical regions of the world where about 3 billion people live. It utilizes the natural temperature differential in oceans to generate base-load, 24/7, clean, non-polluting electricity, as well as alternative, energy-efficient cooling systems and fresh water, the latter of which is essential for the entire world, particularly developing communities. Since the 1970s, OTEC and SWAC systems have been successfully demonstrated and operated in several locations around the world.

For additional information regarding OTE, please visit its website at www.otecorporation.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding OTE’s plans or expectations constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties include the failure of the Baha Mar project to actually proceed; the failure of funding parties to provide necessary capital; construction delinquencies or breaches; OTE’s inability to obtain funding and complete its construction; the inability of the parties to meet applicable closing conditions; the protection and maintenance of OTE’s intellectual property rights; and ultimately, the long-term economic viability of the Baha Mar project. Additional information and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in OTE’s periodic reports filed with the Securities and Exchange Commission under the heading "Risk Factors." Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, OTE disclaims any obligation to update these forward-looking statements to reflect future information, events, or circumstances.

Contacts
Media or General Inquiries:
Becky A. Wink
Marketing Manager
Tel: +1 717 299 1344